Exhibit 2.4

VOTING AND SUPPORT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the ____ day of January, 2023.

BETWEEN:

THE PERSONS LISTED ON APPENDIX A HERETO, (collectively, the “Stockholders” and each individually a “Stockholder”)

- and -

Gryphon Digital mining, INC., a Delaware corporation (“Gryphon”)

WHEREAS, each Stockholder is the registered and/or direct or indirect beneficial owner of the shares of common stock or preferred stock (“KERN Shares”), stock options, restricted stock units, warrants, or convertible notes (“KERN Convertible Securities”) in the capital of Akerna Corp., a Delaware corporation (“KERN”) set forth opposite such Stockholder’s name in Appendix A hereto (collectively, the “Subject Securities”);

WHEREAS, concurrently herewith, KERN, Akerna Merger Co., a Delaware corporation and wholly owned subsidiary of KERN (“Merger Sub”) and Gryphon are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into Gryphon, with Gryphon continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, in order for each Stockholder to realize the benefits that will accrue to such Stockholder in connection with the consummation of the Merger and the other Transactions, each Stockholder desires to enter into this Agreement to provide his, her or its support for completion of the Acquiror Stockholder Approval Matters on the terms and conditions set forth herein;

WHEREAS, each Stockholder acknowledges that Gryphon would not enter into the Merger Agreement but for the execution and delivery of this Agreement by such Stockholder;

WHEREAS, this Agreement sets out the terms and conditions of the agreement of each Stockholder to abide by the covenants in respect of the Subject Securities and the other restrictions and covenants set forth herein; and

WHEREAS, the foregoing recitals, and the representations, warranties and covenants provided herein, are made or provided by each Stockholder only with respect to such Stockholder and such Subject Securities and, for greater certainty, are not made or provided in relation to any other Stockholder or such Stockholder’s Subject Securities.

NOW, THEREFORE, this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
INTERPRETATION

1.1	Definitions in Merger Agreement

All terms used in this Agreement that are not defined elsewhere in this Agreement and that are defined in the Merger Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

1.2	Appendices

The following Appendices attached hereto constitute an integral part of this Agreement:

Appendix A	-	Subject Securities
Appendix B	-	Merger Agreement

Article 2
COVENANTS OF THE Stockholders

2.1	Stockholder Support

In connection with the Acquiror Stockholder Approval Matters (and any other transactions contemplated in connection with the Merger Agreement), each of the Stockholders severally, and not jointly or jointly and severally, hereby covenants, undertakes and agrees from time to time, until such time as this Agreement is terminated in accordance with Article 4, to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Subject Securities (to the extent they carry a right to vote): (i) at any meeting of any of the securityholders of KERN at which the Stockholder or any registered or beneficial owner of the Subject Securities are entitled to vote to obtain the Acquiror Stockholder Approval; or (ii) in any action by written consent of the securityholders of KERN, in favor of the Acquiror Stockholder Approval Matters.

2.2	Restrictions with Respect to Subject Securities

Each Stockholder hereby severally, and not jointly or jointly and severally, covenants and agrees that, from the date hereof until the earlier of (i) the Effective Time, (ii) the termination of this Agreement in accordance with Article 4, or (iii) it being determined (by mutual agreement of KERN and Gryphon) that the Acquiror Stockholder Approval is not required, except as permitted by this Agreement, such Stockholder will:

(a)	not, directly or indirectly, option, sell, assign, transfer, pledge, encumber, grant a participation or security interest in or power of attorney over, hypothecate or otherwise convey or dispose of any Subject Securities, or any right or interest therein (legal or equitable), to any Person or group or Persons acting jointly or in concert or enter into any agreement, option or other arrangement to do any of the foregoing (each of the foregoing, a “Transfer”), other than to one or more of a parent, spouse, child or grandchild of, or a corporation, partnership, limited liability company or other entity controlled solely by, the Stockholder or a trust or account (including a Registered Retirement Savings Plan, Registered Education Savings Plan, Registered Retirement Income Fund or similar account) existing for the benefit of such Person or entity; provided, that a Transfer referred to in this sentence shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, in form and substance reasonably acceptable to Gryphon, to be bound by all of the terms of this Agreement with respect to the Subject Securities; and provided further, that in the case of a Transfer to a corporation, partnership, limited liability company or other entity solely controlled by, the Stockholder, such entity shall remain solely controlled by the Stockholder until the earlier of: (i) the Effective Time; and (ii) the termination of this Agreement in accordance with Article 4. Any purported transfer of any Subject Securities or interest therein in violation of this Section 2.2(a) shall be null and void;

(b)	not, directly or indirectly, grant or agree to grant any proxy or other right to vote any Subject Securities, except for any proxies granted to vote in favor of the Acquiror Stockholder Approval Matters in accordance with Section 2.1, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the stockholders of KERN or give consents or approval of any kind as to any Subject Securities;

(c)	not vote or cause to be voted any Subject Securities in favor of, and vote or cause to be voted all Subject Securities against, any Acquisition Proposal or any other proposed action, transaction or agreement by or involving KERN or any of its Affiliates or the Stockholder or any other Person that could reasonably be expected to prevent, hinder or delay the successful completion of the Merger or any of the other Transactions;

(d)	other than set forth herein, take all such steps as are necessary or advisable to ensure that at all relevant times his, her or its Subject Securities will not be subject to any stockholders’ agreements, voting trust or similar agreements or any option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming a stockholders’ agreement, voting trust or other agreement affecting or restricting the ability of him or her to exercise all voting rights attaching to such Subject Securities; and

(e)	not withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, support for the Acquiror Stockholder Approval Matters.

2.3	Voting of the Subject Securityholders

Each Stockholder hereby agrees with Gryphon that it will, on or before the fifth Business Day prior to any meeting of any of the securityholders of KERN in respect of any Acquiror Stockholder Approval Matter, duly complete forms of proxy in respect of all of his, her or its Subject Securities, and any other required documents in connection therewith, and cause same to be validly delivered in support of (and indicating that all Subject Securities are voted in favor of approving) the Acquiror Stockholder Approval Matters and will not withdraw the forms of proxy except as expressly otherwise provided in this Agreement. Each Stockholder further agrees that it will, on or before the fifth Business Day prior to any meeting of any of the securityholders of KERN in respect of any Acquiror Stockholder Approval Matter, deliver or cause to be delivered to GRYPHON in accordance with Section 5.11 of this Agreement, a copy or screenshot of the duly completed and signed forms of proxy described in the preceding sentence.

2.4	Meaning of Subject Securities.

The term “Subject Securities” means that number of KERN Shares and KERN Convertible Securities set forth opposite a Stockholder’s name in Appendix A hereto, being all of the securities of KERN owned legally or beneficially, either directly or indirectly, by such Stockholder or over which the Stockholder exercises direct or indirect control or discretion, and will be deemed to also include (a) any KERN Shares and KERN Convertible Securities issued to the Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of KERN Shares or KERN Convertible Securities on, of, or affecting the Subject Securities on or after the date of this Agreement and (b) any KERN Shares and KERN Convertible Securities acquired by the Stockholder on or after the date of this Agreement, or issued to the Stockholder, on or after the date of this Agreement (including pursuant to the exercise, conversion, settlement or vesting of any securities of KERN that are exercisable for, convertible into, settle into or vest as KERN Shares (including all Subject Securities)), and all such acquired KERN Shares and KERN Convertible Securities shall be deemed Subject Securities and subject to the terms of this Agreement as though owned by the Stockholder as of the date hereof.

Article 3
REPRESENTATIONS AND WARRANTiES

3.1	Representations and Warranties of the Stockholder

Each Stockholder hereby severally, and not jointly or jointly and severally, represents and warrants to and covenants with Gryphon as follows, and acknowledges that Gryphon is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)	Incorporation; Authorization. If the Stockholder is a corporation or other legal entity, such Stockholder is a subsisting corporation or other entity under the laws of its incorporating or organizational jurisdiction. The Stockholder has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by Gryphon, constitutes a legal, valid and binding agreement enforceable by Gryphon against the Stockholder in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(b)	Ownership of Subject Securities. The Stockholder is, and, subject to any Transfer permitted pursuant to Section 2.2(a), will be continuously up until the Effective Time, the direct or indirect beneficial owner of the Subject Securities set out opposite such Stockholder’s name in Appendix A, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever. The Stockholder does not own or have any interest in any securities of KERN other than the Subject Securities. The Stockholder is not a party to, bound or affected by or subject to, any charter or by-law, contract, agreement provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which any default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

(c)	No Agreements. No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement.

(d)	Voting. None of such Subject Securities is subject to any proxy, power of attorney, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the Stockholders of KERN or give consents or approvals of any kind, except pursuant to this Agreement.

(e)	Consents. No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any Governmental Entity which has not been made or obtained is required to be made or obtained by the Stockholder in connection with (i) the execution and delivery by the Stockholder and enforcement against the Stockholder of this Agreement, or (ii) the consummation of any transactions by the Stockholder provided for herein.

(f)	No Conflicts. None of the execution and delivery by the Stockholder of this Agreement or the compliance by the Stockholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any organizational documents of the Stockholder; (ii) any contract to which the Stockholder is a party or by which the Stockholder is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable Law.

(g)	Legal Proceedings. There are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates, or any of the Subject Securities or other property of the Stockholder or any of its Affiliates, and there is no judgment, decree or order against the Stockholder or its Affiliates, or any of the Subject Securities or other property of the Stockholder or any of its Affiliates, that would adversely affect in any manner the ability of the Stockholder to enter into this Agreement or adversely affect the Stockholder’s ability to perform its obligations hereunder or the title of the Stockholder to any of its Subject Securities.

(h)	No Commitment. None of the Subject Securities held by the Stockholder is the subject of any commitment, undertaking or agreement, the terms of which would affect in any way the ability of the Stockholder to perform the Stockholder’s obligations with respect to such Subject Securities as set out in this Agreement.

3.2	Representations and Warranties of Gryphon

Gryphon hereby represents and warrants to each Stockholder as follows, and acknowledges that the Stockholder is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)	Incorporation; Authorization. Gryphon is a corporation duly incorporated and validly existing under the laws of Delaware and it has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Gryphon and constitutes a legal, valid and binding agreement enforceable by the Stockholder against Gryphon in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(b)	No Conflicts. None of the execution and delivery by Gryphon of this Agreement or the compliance by Gryphon with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any organizational documents of Gryphon; (ii) any contract to which Gryphon is a party or by which Gryphon is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable Law, except in each case as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Gryphon to perform its obligations hereunder or that would reasonably be expected to prevent or materially delay the completion of the Merger or any of the other Transactions.

(c)	Legal Proceedings. There are no legal proceedings in progress or pending against or, to the knowledge of Gryphon, threatened against Gryphon or any of its Affiliates that would adversely affect in any manner the ability of Gryphon to enter into this Agreement and to perform its obligations hereunder or that would reasonably be expected to prevent or materially delay the completion of the Merger or any of the other Transactions.

Article 4
TERMINATION

4.1	Termination

This Agreement shall terminate: (a) by a written instrument executed by each of the parties; (b) in the event that the Merger Agreement is validly terminated in accordance with its terms; (c) at the Effective Time; or (d) it being determined (by mutual agreement of KERN and Gryphon) that the Acquiror Stockholder Approval is not required.

4.2	Effect of Termination

If this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void in relation to such Stockholder and Gryphon and no such party shall have liability to such other party in respect of whom this Agreement has been terminated, except in respect of a willful, intentional or material breach of the representations, warranties, obligations, terms or conditions of this Agreement which occurred prior to such termination in which case the non-breaching party to this Agreement shall be entitled to pursue any and all remedies at law or equity which may be available to it.

Article 5
GENERAL

5.1	Fiduciary Obligations

Gryphon agrees and acknowledges that each Stockholder is bound hereunder solely in his, her or its capacity as a securityholder of KERN and that the provisions of this Agreement shall not be deemed or interpreted to bind the Stockholder or any of its directors, officers or principal Stockholders in his or her capacity as a director or officer of KERN or any of KERN’s subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict any party from properly fulfilling his or her fiduciary duties as a director or officer of KERN.

5.2	Further Assurances

Each Stockholder will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as Gryphon may reasonably require to effectively carry out or better evidence or perfect the full intent of the parties and meaning of this Agreement.

5.3	Survival of Representations and Warranties

No investigations made by or on behalf any party or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by any other party herein or pursuant hereto.

5.4	Disclosure

No press release or other disclosure (public or otherwise) with respect to the existence or details of this Agreement, the Merger or any of the other Transactions shall be made by a Stockholder without the prior written consent of Gryphon, except to the extent required by applicable law. Each Stockholder hereby consents to the disclosure of the substance of this Agreement in any press release by Gryphon and to the filing of this Agreement as an exhibit to any filing by Gryphon with the United States Securities and Exchange Commission.

5.5	Assignment

Subject to prior written notice to the Stockholders, Gryphon may assign all or part of its rights under this Agreement to an Affiliate of Gryphon. Other then as expressly contemplated by Section 2.2(a), this Agreement shall not be otherwise assignable by a Stockholder without the prior written consent of Gryphon, which consent may not be unreasonably withheld.

5.6	Time

Time shall be of the essence of this Agreement.

5.7	Governing Law

This Agreement will be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware and the federal laws of the United States applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Delaware with respect to any matter arising hereunder or related hereto. The parties to this Agreement hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the State of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum. This Section 5.7 shall survive the termination of this Agreement.

5.8	Entire Agreement

This Agreement, including the appendices hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof. There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any party hereto to enter into this Agreement or on which reliance is placed by any party hereto, except as specifically set forth in this Agreement .

5.9	Amendments

This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

5.10	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

5.11	Notices

(a)	Method of Delivery. Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(i)	sent by electronic means of sending messages (in this Section, “Electronic Transmission”), by either facsimile transmission (if specified below) or e-mail, during normal business hours on a Business Day, but notice by Electronic Transmission shall only be sufficient if the notice includes or is accompanied by the sender’s name and facsimile number or e-mail address as applicable, the date and time of transmission, and if sent by facsimile transmission the name and telephone number of a Person to contact in the event of facsimile transmission problems or if sent by e-mail acknowledgement that the transmission is transmitted to the sender by the recipient or the recipient’s electronic system; or

(ii)	delivered in person in a sealed package entitled Personal and Confidential addressed to the recipient during normal business hours on a Business Day and left with a receptionist or other responsible employee of the recipient, who is required to provide written acknowledgement of receipt, at the applicable address set forth below;

a.	in the case of a notice to any Stockholder, to such Stockholder at the address indicated opposite to the name of the Stockholder in Appendix A; and

b.	in the case of a notice to Gryphon, addressed to it at:

Gryphon Digital Mining, Inc.

[ADDRESS]
[CITY, STATE, ZIP]
Attention: [  ]

Email: [  ]

with a copy (that shall not constitute notice) to:

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

Attention: Michael Hedge and Jason Dreibelbis

Email: michael.hedge@klgates.com;             jason.dreibelbis@klgates.com

(b)	Deemed Delivery. Each notice sent in accordance with this Section shall be deemed to have been received:

(i)	in the case of personal delivery, if delivered before 5:00 p.m., on the day it was delivered; otherwise, on the first Business Day thereafter; or

(ii)	in the case of Electronic Transmission, on the same day that it was sent if sent on a Business Day and the electronic acknowledgement of delivery is received by the sender before 5:00 p.m. (recipient’s time) on such day, and otherwise on the first Business Day thereafter.

Any party hereto may change its address for notice by written notice delivered to the other parties hereto.

5.12	Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and each Stockholder will waive, in any action for specific performance, interlocutory, preliminary and permanent injunctive relief and/or any other equitable relief, the defence of adequacy of a remedy at law and any requirement for the securing or posting of any bond in connection with the obtaining of any such relief.

5.13	Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other related costs and expenses whatsoever and howsoever incurred.

5.14	Counterparts

This Agreement may be executed in any number of counterparts. Each executed counterpart will be deemed to be an original. All executed counterparts taken together will constitute one agreement.

To evidence the fact that a party hereto has executed this Agreement, such party may send a copy of its executed counterpart to the other parties hereto by Electronic Transmission and if sent by email, in Portable Document File (PDF) format. That party will be deemed to have executed this Agreement on the date it sent such Electronic Transmission.

5.15	Independent Legal Advice

Each Stockholder acknowledges that:

(a)	the Stockholder has read this Agreement in its entirety, understands this Agreement and agrees to be bound by its terms and conditions;

(b)	the Stockholder has been advised to seek independent legal advice with respect to the Stockholder executing and delivering this Agreement and has received such advice or has, without undue influence, elected to waive the benefit of any such advice; and

(c)	the Stockholder is entering into this Agreement voluntarily.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

Jessica Billingsley

L. Dean Ditto

Ray Thompson

David McCullough

Scott Sozio

Matthew Kane

Tahira Rehmatullah

Barry Fishman

Signature Page to Voting and Support Agreement

GRYPHON DIGITAL MINING, INC.
By:
Name:
Title:

Signature Page to Voting and Support Agreement